Exhibit 2

                                                   As of April 28, 2002


Jewelcor Management, Inc.
100 North Wilkes-Barre Boulevard
Wilkes-Barre, PA  18702


Ladies and Gentlemen:

This will confirm the agreement between Jewelcor Management, Inc. (the "Independent Contractor") and Designs, Inc. (the "Corporation") regarding the extension of the term of the Consulting Agreement between the Independent Contractor and the Corporation dated as of April 29, 2000 (the "Agreement"), and previously extended as of April 28, 2001 for a period of one year commencing on April 29, 2001 and ending on April 28, 2002.

1. The term of the Agreement shall be extended for an additional period
of one   (1) year commencing on April 29, 2002 and ending on April 28,
2003.  Unless   the context otherwise requires, April 28, 2003 shall be
the "Expiration Date" of the Agreement as so extended.

2. Subject to the provisions of Section 4 of the Agreement, the consideration to be furnished to the Independent Contractor by the Corporation for the Services rendered by the Independent Contractor under the Agreement during the period from April 29, 2002 through April 28, 2003 shall consist of (a) 60,659 non-forfeitable, fully paid and non-assessable shares of the Corporation's Common Stock (the fair value of which Common Stock on April 29, 2002, the date of the extension of the Agreement as set forth herein, was $276,000 or $4.55 per share) and
(b) the reimbursement of actual and direct out-of-pocket expenses incurred by the Independent Contractor in the rendering of Services under the agreement.

The remaining terms of the Agreement shall remain in full force and effect without change. For the avoidance of doubt, the parties hereby agree and acknowledge that the foregoing extension does not change the compensation or other rights or obligations of the parties originally provided in the Agreement with respect to any prior period.


                                                Very truly yours,
                                                Designs, Inc.

                                                /s/Dennis R. Hernreich
                                                Dennis R. Hernreich
Agreed and Accepted:
Jewelcor Management, Inc.

/s/ Richard L. Huffsmith
Richard L. Huffsmith
Vice President/General Counsel